EXHIBIT 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Anneli S. Ballard (212) 984-9350

Korn/Ferry International Announces a 42% increase in

First Quarter Fiscal 2005 Fee Revenue

Highlights:

•	Fee revenue was $102.8 million, an increase of 42% from $72.6 million in the prior year first quarter.

•	Operating income of $14.6 million improved $21.5 million compared to prior year first quarter.

•	Diluted earnings per share of $0.20, which includes an effective tax rate of 36%, improved $0.45 compared to prior year first quarter loss per share.

Los Angeles, CA, September 8, 2004 - Korn/Ferry International (NYSE:KFY), a leading provider of recruitment and leadership development services, announced first quarter fiscal 2005 diluted earnings per share of $0.20 compared to a loss per share of $0.25 in Q1’04 which included restructuring charges of $8.5 million.

“We’re seeing a continuing and broad recovery in the executive-level job market across all of our major regions,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry. “Companies have wrung out enormous productivity gains in the past three years, and they now must resume hiring in order to grow and expand with the recovering global economy. The increased demand for senior talent along with our strategic decisions in recruiting, multi-product strategy and out-sourced solution business are reflected in the substantial increase in revenue and profitability that we have achieved year over year.”

Financial Results

Actual and Adjusted Results

(dollars in millions, except per share amounts)

	Actual		Adjusted (a)
	Q1’05	Q1’04	Q1’04
Fee Revenue	$102.8	$72.6	$72.6
Revenue	$108.2	$78.3	$78.3
Operating Income (Loss)	$14.6	$(6.9)	$1.6
Operating Margin	14.2%	(9.5)%	2.2%
Net Income (Loss)	$8.4	$(9.4)	$(0.9)
Basic Earnings (Loss) Per Share	$0.22	$(0.25)	$(0.02)
Diluted Earnings (Loss) Per Share	$0.20	$(0.25)	$(0.02)

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $8.5 million for the three months ended July 31, 2003. These charges primarily related to severance and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

Fiscal first quarter fee revenue of $102.8 million increased $30.2 million or 42% from Q1’04 of $72.6 million. The increase in fee revenue, reflected across all regions, is attributable to an increase in the number of new engagements opened across all regions. Exchange rates impacted fee revenues favorably by $2.5 million.

Compensation and benefits expense of $64.9 million increased $13.6 million compared to $51.3 million in Q1’04. The increase reflects an increase in bonus expense as a result of increased profitability coupled by an unfavorable impact of exchange rates of $1.5 million.

General and administrative expense was $20.8 million compared to $16.8 million in Q1’04. The increase of $4.0 million is due to facilities costs, professional fees and an increase in the provision for bad debts as accounts receivable increased 29% in the period.

Operating income of $14.6 million improved $21.5 million compared to Q1’04. Prior year first quarter operating loss of $6.9 million included $8.5 million of restructuring charges.

Balance Sheet and Liquidity

Cash and cash equivalents and marketable securities was $93.6 million at July 31, 2004 compared to $108.1 million at April 30, 2004.

Interest expense, primarily related to the borrowings under Company Owned Life Insurance (COLI) policies and Korn/Ferry’s convertible securities, was $2.6 million in the current quarter, a slight decrease from prior year. At July 31, 2004, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data - Actual and Adjusted

(dollars in millions)

	Actual		Adjusted (a)
	Q1’05	Q1’04	Q1’04
Fee revenue	$91.1	$64.5	$64.5
Revenue	$95.6	$69.4	$69.4
Operating Income	$19.1	$1.5	$6.9
Operating Margin	21.0%	2.4%	10.7%
Average number of consultants	385	385	385
Engagements (b)	1,544	1,153	1,153

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $5.4 million for the three months ended July 31, 2003. These charges primarily related to severance and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.
b)	Represents new engagements opened in the respective period.

First quarter fee revenue was $91.1 million, an increase of $26.6 million or 41% from $64.5 million in Q1’04. The increase in fee revenue is due to an increase in the number of new engagements opened across all regions. Exchange rates impacted fee revenue favorably by $2.1 million.

Executive recruitment operating income was $19.1 million in the current quarter, an increase of $17.6 million compared to Q1’04 operating income of $1.5 million, which included restructuring charges of $5.4 million. The increase in operating income reflects the increase of revenue offset by increases in bonus expense, bad debt expenses and professional fees.

The total number of consultants at July 31, 2004 was 392, an increase of approximately 14 consultants compared to July 31, 2003.

Selected Futurestep Data - Actual and Adjusted

(dollars in millions)

	Actual		Adjusted (a)
	Q1’05	Q1’04	Q1’04
Fee revenue	$11.7	$8.1	$8.1
Revenue	$12.6	$9.0	$9.0
Operating Income (loss)	$1.9	$(3.5)	$(0.5)
Operating Margin	16.3%	(43.6)%	(6.8)%

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $3.0 million for the three months ended July 31, 2003. These charges related to severance and write-off of assets and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

First quarter fee revenue was $11.7 million, an increase of $3.6 million or 45% from Q1’04. The increase in fee revenue, primarily attributable to North America, continues to be driven by our strategic movement toward outsourced recruiting solutions.

Futurestep operating income was $1.9 million compared to an operating loss of $3.5 million in Q1’04, including restructuring charges of $3.0 million.

Outlook

Korn/Ferry estimates that second quarter fiscal 2005 fee revenue is likely to be in the range of $96 million to $103 million, assuming constant foreign exchange rates, and earnings per share is likely to be in the range of $0.14 to $0.20.

Earnings Conference Call Webcast

The earnings conference call will be held today at 9:00 AM (EST) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with 70 offices in 35 countries, is a leading provider of executive search and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development and middle management recruitment services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended July 31,

	2004	2003
Fee revenue	$102,807	$72,587
Reimbursed out-of-pocket engagement expense	5,376	5,746

Total revenue	108,183	78,333

Compensation and benefits	64,876	51,318
General and administrative expense	20,844	16,810
Out-of-pocket engagement expense	5,638	5,796
Depreciation and amortization	2,242	2,787
Restructuring charges	—	8,526

Total operating expense	93,600	85,237

Operating income (loss)	14,583	(6,904)

Interest and other (expense) income, net	(2,149)	(2,248)

Income (Loss) before provision for income taxes and equity in earnings of unconsolidated subsidiaries	12,434	(9,152)
Provision for income taxes	4,486	456
Equity in earnings of unconsolidated subsidiaries	423	171

Net income (loss)	$8,371	$(9,437)

Interest expense on convertible securities, net of taxes	775	$—

Net income (loss) adjusted for computation of diluted EPS	$9,146	$(9,437)

Basic net income (loss) per common share	$0.22	$(0.25)

Basic weighted average common shares outstanding	37,801	37,437

Diluted net income (loss) per common share	$0.20	$(0.25)

Diluted weighted average common shares outstanding	45,861	37,437

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended July 31,
	2004	2003
Fee Revenue:
Executive recruitment:
North America	$51,656	$36,407
Europe	24,818	18,155
Asia/Pacific	12,502	8,007
South America	2,106	1,921

Total executive recruitment	91,082	64,490
Futurestep	11,725	8,097

Total fee revenue	102,807	72,587

Reimbursed out-of-pocket engagement expenses	5,376	5,746

Total revenue	$108,183	$78,333

	Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$12,100	23%	$5,814	16%
Europe	4,561	18%	(4,887)	(27)%
Asia/Pacific	2,198	18%	599	7%
South America	280	13%	(8)	(0)%

Total executive recruitment	19,139	21%	1,518	2%
Futurestep	1,910	16%	(3,531)	(44)%
Corporate	(6,466)		(4,891)

Total operating income (loss)	$14,583	14%	$(6,904)	(10)%

	Margin		Margin
*Adjusted Operating Income (Loss):
Executive recruitment:
North America	$12,100	23%	$6,078	17%
Europe	4,561	18%	23	0%
Asia/Pacific	2,198	18%	759	9%
South America	280	13%	50	3%

Total executive recruitment	19,139	21%	6,910	11%
Futurestep	1,910	16%	(549)	(7)%
Corporate	(6,466)		(4,739)

Total adjusted operating income	$14,583	14%	$1,622	2%

*	Adjusted operating income (loss) on this page and adjusted operating EBITDA on the following page excludes restructuring charges related to severance and facilities of $8.5 million for the three months ended July 31, 2003. Executive recruitment, Futurestep and Corporate restructuring charges were $5.4 million, $3.0 million and $0.1 million, respectively, for the three months ended July 31, 2003.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of July 31, 2004	As of April 30, 2004
ASSETS

Cash and cash equivalents	$86,287	$108,102
Marketable Securities	7,266	—
Receivables due from clients, net of allowance for doubtful accounts of $7,414 and $6,159	67,413	52,306
Income taxes and other receivables	4,714	5,812
Deferred income taxes	9,320	9,320
Prepaid expenses	11,182	10,128

Total current assets	186,182	185,668

Property and equipment, net	18,769	19,603
Cash surrender value of company owned life insurance policies, net of loans	59,324	58,868
Deferred income taxes	28,375	27,352
Goodwill	98,574	98,481
Deferred financing costs, investments and other	7,514	7,670

Total assets	$398,738	$397,642

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$9,032	$8,676
Income taxes payable	3,855	2,956
Compensation and benefits payable	42,180	60,957
Other accrued liabilities	23,860	24,785

Total current liabilities	78,927	97,374

Deferred compensation and other retirement plans	54,168	53,018
Long-term debt	45,195	44,400
Other liabilities	10,577	11,456
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,485	10,747	10,512

Total liabilities	199,614	216,760

Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 40,061 and 39,363 shares issued and 39,012 and 38,170 shares outstanding	318,287	307,003
Retained deficit	(112,833)	(121,204)
Unearned restricted stock compensation	(4,568)	(2,341)
Accumulated other comprehensive loss	(949)	(1,596)

Shareholders’ equity	199,937	181,862
Less: Notes receivable from shareholders	(813)	(980)

Total shareholders’ equity	199,124	180,882

Total liabilities and shareholders’ equity	$398,738	$397,642